UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 26, 2019 (August 20, 2019)

TECHCARE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55680	68-0080601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 380-6645

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TECR	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On August 20, 2019, TechCare Corp., a Delaware corporation (the “Company”), executed Subscription Agreements (each, a “Subscription Agreement”) with Oren Traistman and Zvi Yemini, both are “non-US persons” as defined in Regulation S promulgated under Securities Act of 1933, as amended (the “Securities Act”) relating to a private placement offering (the “Offering”) of an aggregate of 8,275,862 shares of the Company’s newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), at a purchase price of $0.029 per share, with such shares of Series A Preferred Stock initially convertible into an aggregate of 8,275,862 shares of common stock, par value $0.0001 per share (the “Common Stock”). The closing of the Offering will take place on or about August 28, 2019.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (the “Certificate of Designation”), the shares of Series A Preferred Stock are convertible into an aggregate of 12,413,794 shares of Common Stock based on a conversion price of $0.029 per share. The holders of the Series A Preferred Stock do not possess any voting rights but the Series A Preferred Stock does carry a liquidation preference for each holder equal to the investment made by such holder in the Offering. In addition, the holders of Series A Preferred Stock are eligible to participate in dividends and other distributions by the Company on an as converted basis, and shall have the right, immediately prior to the closing of a fundamental transaction (as defined in the Certificate of Designation), to redeem the shares of Series A Preferred Stock, in whole or in part, for cash, at a redemption price equal to 100% of the stated value per share of Series A Preferred Stock then outstanding, subject to certain conditions as set forth in the Certificate of Designations.

The securities issued in the Offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 903 of Regulation S promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are “non-US persons” (as that term defined in Regulation S under the Securities Act) in an offshore transaction, the investors are taking the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities. The securities have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing description of the Subscription Agreement and Certificate of Designation and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Subscription Agreement and Certificate of Designation filed as Exhibits 10.1 and 3.1 respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The Subscription Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Subscription Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 3.02 Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of preferred stock and further authorizes the Board of Directors of the Company to fix and determine the designation, preferences, conversion rights, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock.

On August 20, 2019, the Company filed the Certificate of Designation with the Delaware Secretary of State to designate the rights and preferences of up to 12,413,794 shares of Series A Preferred Stock, out of which 8,275,862 shares are issued in connection with the Offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Designation of Series A Convertible Preferred Stock

10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

	By:	/s/ Tali Dinar
	Name:	Tali Dinar
	Title:	Chief Financial Officer

Date: August 26, 2019